Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson
VP of Investor Relations
ScanSource, Inc.
864 286-4305

ScanSource Posts Record Quarterly Sales

GREENVILLE, SC—January 5, 2004—ScanSource, Inc. (Nasdaq: SCSC), a leading value-added distributor of AIDC (automatic identification and data capture), point of sale and telephony products for the reseller market, today announced that sales results for its second fiscal quarter ended December 31, 2003 are expected to be in a range of $283—$290 million compared to $250.1 million for the same period one year ago.

Today’s release reflects ScanSource’s normal reporting practice whereby quarterly sales results are disclosed in a release at a practicable date soon after quarter-end. At this reporting interval ScanSource does not comment on its margin, the mix of its sales, or other information that would be necessary to draw a conclusion about net income and earnings per share. On its January 22, 2004 earnings conference call, ScanSource will share final sales results by geographies and product areas, discuss EPS, and provide a forecast for the following quarter.

ScanSource Posts Record Quarterly Sales

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ScanSource, Inc. is the leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; and converged communications products through its Paracon sales unit.

ScanSource provides both value-added distribution sales and partner services to technology resellers. The Company has two distribution segments: one serving North America from the Memphis distribution center, and an international segment currently serving Latin America and Europe. Founded in 1992, the Company markets products from more than 60 technology manufacturers to over 15,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

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